TRUEBLUE REPORTS FISCAL FIRST QUARTER 2018 RESULTS

TACOMA, WA-April 30, 2018-- TrueBlue, Inc. (NYSE:TBI) announced today its fiscal first quarter 2018 results.

Revenue was $554 million, a decrease of 2 percent, compared to revenue of $568 million in the fiscal first quarter of 2017. Net income per diluted share was $0.22, an increase of 100 percent, compared to $0.11 in the fiscal first quarter of 2017. Adjusted net income per diluted share1 was $0.31, an increase of 48 percent, compared to $0.21 in the fiscal first quarter of 2017.

“We are off to a strong start this year with earnings per share growth of 100 percent,” TrueBlue CEO Steve Cooper said. “While revenue was down modestly, growth in our PeopleScout business accelerated to over 20 percent, and we are taking the right actions to return the PeopleReady business to growth. Programs to reduce the cost of services are working, resulting in our ninth consecutive quarter of gross margin expansion and a three percent increase in gross profit for the quarter.”

“We are making good progress with our digital strategy. Prospective PeopleScout clients are excited about our new talent acquisition technology, AffinixTM, and adoption of our PeopleReady mobile staffing technology, JobStackTM, is increasing. We have the right strategy to differentiate our services and position the business for profitable long-term growth.”

TrueBlue also announced today the divestiture of PlaneTechs, a provider of skilled mechanics and technicians to the aviation sector, which was completed in March. PlaneTechs made up less than 2 percent of total company revenue and the divestiture is not expected to have a meaningful impact on operating income. The action will further enable the company to focus on larger market, higher growth, and higher profit margin opportunities.

2018 Outlook

The company estimates revenue for the fiscal second quarter of 2018 to range from $585 million to $600 million. It also expects net income per diluted share to range from $0.32 to $0.38. Adjusted net income per diluted share is expected to range from $0.47 to $0.53.
Management will discuss fiscal first quarter 2018 results on a webcast at 2 p.m. PT (5 p.m. ET), today, Monday, Apr. 30. The webcast can be accessed on TrueBlue’s website: www.trueblue.com.

About TrueBlue:

TrueBlue (NYSE: TBI) is a leading provider of specialized workforce solutions that help clients achieve business growth and improve productivity, while connecting approximately 740,000 people with work in 2017. TrueBlue's PeopleReady segment offers industrial staffing services, PeopleManagement offers contingent and productivity-based on-site industrial staffing services, and PeopleScout offers Recruitment Process Outsourcing (RPO) and Managed Service Provider (MSP) solutions to a wide variety of industries. Learn more at www.trueblue.com.

1 See the financial statements accompanying the release and the company’s website for more information on non-GAAP terms.

Forward-looking Statements

This document contains forward-looking statements relating to our plans and expectations, all of which are subject to risks and uncertainties. Such statements are based on management’s expectations and assumptions as of the date of this release and involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements including: (1) national and global economic conditions, (2) our ability to attract and retain customers, (3) our ability to maintain profit margins, (4) new laws and regulations that could have a material effect on our operations or financial results, (5) our ability to successfully complete and integrate acquisitions (6) our ability to attract sufficient qualified candidates and employees to meet the needs of our customers, (7) our ability to successfully execute on new business strategies and initiatives such as the consolidation of our service lines and leveraging of mobile technology, and (8) uncertainty surrounding the interpretation and application of the recent 2017 Tax Cuts and Jobs Act and any reduction or change in tax credits we utilize, including the Work Opportunity Tax Credit. Other information regarding factors that could affect our results is included in our Securities Exchange Commission (SEC) filings, including the company's most recent reports on Forms 10-K and 10-Q, copies of which may be obtained by visiting our website at www.trueblue.com under the Investor Relations section or the SEC's website at www.sec.gov. We assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Any other reference to future financial estimates are included for informational purposes only and subject to risk factors discussed in our most recent filings with the SEC.

In addition, we use several non-GAAP financial measures when presenting our financial results in this document. Please refer to the reconciliations between our GAAP and non-GAAP financial measures in the appendix to this document and on our website at www.trueblue.com under the Investor Relations section for a complete perspective on both current and historical periods. The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. GAAP, and may not be comparable to similarly titled measures of other companies.

Contact:
Derrek Gafford, EVP & CFO
253-680-8214

TRUEBLUE, INC.
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended
(in thousands, except per share data)	Apr 1, 2018	Apr 2, 2017
Revenue from services	$554,388	$568,244
Cost of services	411,120	428,815
Gross profit	143,268	139,429
Selling, general and administrative expense	125,763	121,844
Depreciation and amortization	10,090	11,174
Income from operations	7,415	6,411
Interest and other income (expense), net	2,204	74
Income before tax expense	9,619	6,485
Income tax expense	864	1,811
Net income	$8,755	$4,674

Net income per common share:
Basic	$0.22	$0.11
Diluted	$0.22	$0.11

Weighted average shares outstanding:
Basic	40,443	41,637
Diluted	40,694	41,937

TRUEBLUE, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	Apr 1, 2018	Dec 31, 2017
ASSETS
Cash and cash equivalents	$26,636	$28,780
Accounts receivable, net	322,388	374,273
Other current assets	29,806	25,226
Total current assets	378,830	428,279
Property and equipment, net	57,142	60,163
Restricted cash and investments	242,766	239,231
Goodwill and intangible assets, net	323,468	331,309
Other assets, net	51,745	50,049
Total assets	$1,053,951	$1,109,031

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$197,753	$212,419
Long-term debt, less current portion	69,621	116,489
Other long-term liabilities	222,641	225,276
Total liabilities	490,015	554,184
Shareholders’ equity	563,936	554,847
Total liabilities and shareholders’ equity	$1,053,951	$1,109,031

TRUEBLUE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	13 Weeks Ended
(in thousands)	Apr 1, 2018	Apr 2, 2017
Cash flows from operating activities:
Net income	$8,755	$4,674
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,090	11,174
Provision for doubtful accounts	2,209	1,446
Stock-based compensation	3,409	3,304
Deferred income taxes	1,370	726
Other operating activities	(572)	1,080
Changes in operating assets and liabilities:
Accounts receivable	42,679	49,077
Income tax receivable	(2,842)	9,565
Other assets	(1,964)	3,627
Accounts payable and other accrued expenses	(4,878)	(15,015)
Accrued wages and benefits	(9,991)	(16,071)
Workers’ compensation claims reserve	(4,579)	(1,957)
Other liabilities	1,149	2,488
Net cash provided by operating activities	44,835	54,118
Cash flows from investing activities:
Capital expenditures	(1,911)	(6,167)
Divestiture of business	8,500	—
Purchases of restricted investments	(3,299)	(14,975)
Maturities of restricted investments	6,417	4,423
Net cash provided by (used in) investing activities	9,707	(16,719)
Cash flows from financing activities:
Net proceeds from stock option exercises and employee stock purchase plans	395	491
Common stock repurchases for taxes upon vesting of restricted stock	(2,086)	(2,400)
Net change in revolving credit facility	(46,301)	(57,367)
Payments on debt	(567)	(567)
Net cash used in financing activities	(48,559)	(59,843)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(760)	(339)
Net change in cash, cash equivalents, and restricted cash	5,223	(22,783)
Cash, cash equivalents and restricted cash, beginning of period	73,831	103,222
Cash, cash equivalents and restricted cash, end of period	$79,054	$80,439

TRUEBLUE, INC.
NON-GAAP FINANCIAL MEASURES AND NON-GAAP RECONCILIATIONS

In addition to financial measures presented in accordance with U.S. GAAP, we monitor certain non-GAAP key financial measures. The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. GAAP, and may not be comparable to similarly titled measures of other companies.

Non-GAAP Measure	Definition	Purpose of Adjusted Measures
EBITDA and Adjusted EBITDA
EBITDA excludes from net income:
- interest and other income (expense), net,
- income taxes, and
- depreciation and amortization.

Adjusted EBITDA, further excludes:
- Work Opportunity Tax Credit third-party processing fees, and
- cloud-based software implementation costs.

- Enhances comparability on a consistent basis and provides investors with useful insight into the underlying trends of the business.

- Used by management to assess performance and effectiveness of our business strategies.

- Provides a measure, among others, used in the determination of incentive compensation for management.

Adjusted net income and Adjusted net income, per diluted share
Net income and net income per diluted share, excluding:
- gain on divestiture,
- amortization of intangibles of acquired businesses, as well as accretion expense related to acquisition earn-out,
- cloud-based software implementation costs,
- tax effect of each adjustment to U.S. GAAP net income, and
- adjusted income taxes to the expected effective tax rate.

- Enhances comparability on a consistent basis and provides investors with useful insight into the underlying trends of the business.

- Used by management to assess performance and effectiveness of our business strategies.

1.	RECONCILIATION OF U.S. GAAP NET INCOME TO ADJUSTED NET INCOME AND ADJUSTED NET INCOME, PER DILUTED SHARE
(Unaudited)

	Q1 2018	Q1 2017	Q2 2018 Outlook*
	13 Weeks Ended	13 Weeks Ended	13 Weeks Ended
(in thousands, except for per share data)	Apr 1, 2018	Apr 2, 2017	Jul 1, 2018
Net income	$8,755	$4,674	$ 12,900 — $ 15,400
Gain on divestiture (1)	(1,393)	—	—
Amortization of intangible assets of acquired businesses (2)	5,221	5,864	5,100
Cloud-based software implementation costs (3)	1,715	—	2,200
Tax effect of adjustments to net income (4)	(887)	(1,642)	(1,200)
Adjustment of income taxes to normalized effective rate (5)	(675)	(5)	—
Adjusted net income	$12,736	$8,891	$ 19,000 — $ 21,500

Adjusted net income, per diluted share	$0.31	$0.21	$ 0.47 — $ 0.53

Diluted weighted average shares outstanding	40,694	41,937	40,700

2.	RECONCILIATION OF U.S. GAAP NET INCOME TO EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Q1 2018	Q1 2017	Q2 2018 Outlook*
	13 Weeks Ended	13 Weeks Ended	13 Weeks Ended
(in thousands)	Apr 1, 2018	Apr 2, 2017	Jul 1, 2018
Net income	$8,755	$4,674	$ 12,900 — $ 15,400
Income tax expense	864	1,811	2,500 — 2,900
Interest and other income (expense), net	(2,204)	(74)	(400)
Depreciation and amortization	10,090	11,174	10,200
EBITDA	17,505	17,585	25,100 — 28,100
Work Opportunity Tax Credit processing fees (6)	195	272	200
Cloud-based software implementation costs (3)	1,715	—	2,200
Adjusted EBITDA	$19,415	$17,857	$ 27,500 — $ 30,500
* Totals may not sum due to rounding

(1)	In mid-March 2018, we entered into an asset purchase agreement with a private, strategic buyer for the sale of our PlaneTechs service line, which resulted in a pre-tax gain of $1.4 million.

(2)	Amortization of intangible assets of acquired businesses as well as accretion expense related to the SIMOS acquisition earn-out.

(3)	Implementation costs for cloud-based systems.

(4)	Total tax effect of each of the adjustments to U.S. GAAP net income using the expected ongoing rate of 16 percent for 2018, due to the enacted U.S. Tax Cuts and Jobs Act, and 28 percent for 2017.

(5)	Adjustment of the effective income tax rate to the expected ongoing rate of 16 percent for 2018, due to the enacted U.S. Tax Cuts and Jobs Act, and 28 percent for 2017.

(6)
These third-party processing fees are associated with generating the Work Opportunity Tax Credits, which are designed to encourage employers to hire workers from certain targeted groups with higher than average unemployment rates and reduce our income taxes.

TRUEBLUE, INC.
SEGMENT INFORMATION

3.SEGMENT DATA
(Unaudited)

	13 Weeks Ended
(in thousands)	Apr 1, 2018	Apr 2, 2017
Revenue from services:
PeopleReady	$316,835	$332,624
PeopleManagement	183,892	191,686
PeopleScout	53,661	43,934
Total company	554,388	568,244

Segment profit (1):
PeopleReady	$9,525	$9,994
PeopleManagement	5,649	5,533
PeopleScout	11,905	8,665
Total segment profit	27,079	24,192
Corporate unallocated expense	(7,664)	(6,335)
Total company Adjusted EBITDA	19,415	17,857
Work Opportunity Tax Credit processing fees (2)	(195)	(272)
Cloud-based software implementation costs (3)	(1,715)	—
EBITDA	17,505	17,585
Depreciation and amortization	(10,090)	(11,174)
Interest and other income (expense), net	2,204	74
Income before tax expense	9,619	6,485
Income tax expense	(864)	(1,811)
Net income	$8,755	$4,674

(1)
We evaluate performance based on segment revenue and segment profit. Segment profit includes revenue, related cost of services, and ongoing operating expenses directly attributable to the reportable segment. Segment profit excludes goodwill and intangible impairment charges, depreciation and amortization expense, unallocated corporate general and administrative expense, interest, other income and expense, income taxes, and costs not considered to be ongoing costs of the segment. Segment profit is comparable to segment adjusted EBITDA amounts reported in prior periods.

(2)
These third-party processing fees are associated with generating the Work Opportunity Tax Credits, which are designed to encourage employers to hire workers from certain targeted groups with higher than average unemployment rates and reduce our income taxes.

(3)	Implementation costs for cloud-based systems.